Exhibit 99.1
FOR IMMEDIATE RELEASE
Introgen to Host Conference Call to Review Second Quarter Results,
Pipeline Progress and Registration Activities for ADVEXIN
AUSTIN, TX, August 2, 2007 — Introgen Therapeutics, Inc. (NASDAQ:INGN) announced that it has scheduled a conference call with management for Monday, Aug. 6 at 4:30 p.m. ET.
In addition to reviewing second quarter financials and pipeline progress, Introgen management will address questions about its programs in light of recent developments in the gene therapy space.
Introgen’s programs are not affected by the FDA’s clinical hold of another company’s Phase I/II trial using adeno-associated virus or TNFa. None of Introgen’s product candidates or technologies use adeno-associated virus or TNFa. Introgen has conducted over 30 clinical trials involving approximately 700 patients. Introgen’s trials have never been halted or placed on hold by the U.S. Food and Drug Administration (FDA) or any other regulatory authority. For more information please visit our web site at www.introgen.com.
The call will be held on Monday, August 6, 2007, at 4:30 p.m. Eastern Time. The call will be available via Introgen’s Web site at www.introgen.com. The call may also be accessed by dialing 1-877-616-4476 or 1-706-679-7372, conference ID number 12236397. For those unable to listen to the broadcast live, the call will be archived for replay for 30 days on Introgen’s website.
About Introgen Therapeutics
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the development, manufacturing and commercialization of targeted tumor suppressors, a new class of therapies for the treatment of cancer. Introgen’s technology delivers targeted molecular therapies that increase production of normal cancer-fighting proteins and cytokines. The Company is developing a proprietary pipeline of product candidates utilizing molecular biomarkers to identify patients most likely to benefit from its therapies which target central cancer-causing mechanisms. ADVEXIN®, its lead product candidate, targets abnormal p53, a fundamental cancer defect present in over 50 percent of all tumors. Introgen is analyzing its phase 3 clinical trial for recurrent head and neck cancer using ADVEXIN as a monotherapy. The Company plans to complete regulatory filings in both the United States and in Europe by the end of 2007. For more information about the Company, please visit www.introgen.com.
Forward-Looking Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s regulatory, clinical and corporate updates. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com
WeissComm Partners
E. Blair Schoeb
(706) 365 1857
Email: Blair@weisscommpartners.com

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